                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    ---------

                                  SCHEDULE 13G

                         UNDER THE EXCHANGE ACT OF 1934


                            MC INDUSTRIAL GROUP, INC.
                     (formerly New Jersey Acquisition, Inc.)
                                (Name of Issuer)


                         COMMON STOCK, $.0001 PAR VALUE
                         (Title of Class of Securities)


                                       N/A
                                 (CUSIP Number)


                                  MAY 18, 2004
             (Date of Event Which Requires Filing of this Statement)
                                    ---------


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

      [ ]   Rule 13d-1(b)

      [X]   Rule 13d-1(c)

      [ ]   Rule 13d-1(d)
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CUSIP NO. N/A                         13G                      PAGE 2 OF 3 PAGES


--------------------------------------------------------------------------------
1.    NAMES OF REPORTING PERSONS

      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Jay 3 Corp.
      01-0740015
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  (a) [ ]
                                                                         (b) [ ]
      N/A
--------------------------------------------------------------------------------
3.    SEC USE ONLY

--------------------------------------------------------------------------------
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States
--------------------------------------------------------------------------------
        NUMBER OF           5.     SOLE VOTING POWER

          SHARES                   1,368,000
                            ----------------------------------------------------
       BENEFICIALLY         6.     SHARED VOTING POWER

         OWNED BY                  0
                            ----------------------------------------------------
           EACH             7.     SOLE DISPOSITIVE POWER

        REPORTING                  1,368,000
                            ----------------------------------------------------
       PERSON WITH          8.     SHARED DISPOSITIVE POWER

                                   0
--------------------------------------------------------------------------------
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,368,000
--------------------------------------------------------------------------------
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

      N/A
--------------------------------------------------------------------------------
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      13.7%
--------------------------------------------------------------------------------
12.   TYPE OF REPORTING PERSON*

      CO
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
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ITEM 1(A).  NAME OF ISSUER:

            MC Industrial Group, Inc. (formerly New Jersey Acquisition, Inc.)
            --------------------------------------------------------------------

ITEM 1(B).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            550 James Street, Lakewood, New Jersey 08701
            --------------------------------------------------------------------

ITEM 2(A).  NAME OF PERSON FILING:

            Jay 3 Corp.
            --------------------------------------------------------------------

ITEM 2(B).  ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            517 Falcon Point Drive, New Hope, PA, 18938
            --------------------------------------------------------------------


ITEM 2(C).  CITIZENSHIP:

            United States
            --------------------------------------------------------------------

ITEM 2(D).  TITLE OF CLASS OF SECURITIES:

            Common Stock, $.0001 par value
            --------------------------------------------------------------------

ITEM 2(E)   CUSIP NUMBER:

            n/a
            --------------------------------------------------------------------

ITEM 3: IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR
        (C), CHECK WHETHER THE PERSON FILING IS A:

       (a)   [ ]    Broker or dealer registered under Section 15 of the
                    Exchange Act;

       (b)   [ ]    Bank as defined in Section 3(a)(6) of the Exchange Act;

       (c)   [ ]    Insurance company as defined in Section 3(a)(19) of the
                    Exchange Act;

       (d)   [ ]    Investment company registered under Section 8 of the
                    Investment Company Act;

       (e)   [ ]    An investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E);

       (f)   [ ]    An employee benefit plan or endowment fund in accordance
                    with Rule 13d-1(b)(1)(ii)(F);

       (g)   [ ]    A parent holding company or control person in accordance
                    with Rule 13d-1(b)(ii)(G);
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       (h)   [ ]    A savings association as defined in Section 3(b) of the
                    Federal Deposit Insurance Act;

       (i)   [ ]    A church plan that is excluded from the definition of an
                    investment company under Section 3(c)(14) of the Investment
                    Company Act;

       (j)   [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

       If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]


ITEM 4.   OWNERSHIP.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

      (a) Amount beneficially owned:

          1,368,000 shares are held beneficially and of record
          ----------------------------------------------------------------------

      (b) Percent of class:

          13.7%
          ----------------------------------------------------------------------

      (c) Number of shares as to which such person has:

          (i)   Sole power to vote or to direct the vote               1,368,000
                                                         -----------------------

          (ii)  Shared power to vote or to direct the vote             0
                                                           ---------------------

          (iii) Sole power to dispose or to direct the disposition of  1,368,000
                                                                      ----------

          (iv)  Shared power to dispose or to direct the disposition of     0
                                                                        --------

          Instruction. For computations regarding securities which represent a right to acquire an underlying security, see Rule 13d-3(d)(1).


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].
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ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      N/A


ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      N/A


ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.

      N/A


ITEM 10.    CERTIFICATION.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
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                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        May 27, 2004
                                        ----------------------------------------
                                                       (Date)



                                        by: John Sergey, Jay 3 Corp. *
                                        ----------------------------------------
                                                     (Signature)


                                        Chairman
                                        ----------------------------------------

*Executed under a Power of Attorney, dated May 19, 2004, which is filed herewith.

                               POWER OF ATTORNEY

      KNOW ALL BY THESE PRESENTS, that the undersigned hereby constitutes and appoints each of James W. Margulies, John Mazzuto, Alisa K. Khoury and Christine
M. Dziak, signing singly, the undersigned's true and lawful attorney-in-fact to:

      (1) execute for and on behalf of the undersigned in the undersigned's capacity as an officer, director and/or five percent (5%) or greater stockholder of MC Industrial Group, Inc., a Delaware corporation (the "Company"), Forms 3, 4 and 5 in accordance with Section 16(a) of the Securities Exchange Act of 1934, as amended, and the rules thereunder and Schedule 13Gs in accordance with
Section 13(d) and (g) of the Securities Exchange Act of 1934, as amended, and the rules thereunder;

      (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such Form 3, 4 or 5 and Schedule 13G and file such form with the United States Securities and Exchange Commission and any stock exchange or similar authority; and

      (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact's discretion.

      The undersigned hereby grants to each such attorney-in-fact full power and authority to do and perform any and every act and thing whatsoever requisite, necessary or proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as the undersigned might or could do if personally present, with full power of substitution or revocation, hereby ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this Power of Attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934, as amended, and Section 13 of the Securities Exchange Act of 1934, as amended.

      This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file Forms 3, 4 and 5 and Schedule 13Gs with respect to the undersigned's holdings of and transactions in securities issued by the Company, unless earlier revoked by the undersigned in a signed writing delivered to the foregoing attorneys-in-fact.
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      IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 19th day of May, 2004.


                                        JAY 3 CORP.


                                        By:    /s/  John Sergey
                                               ---------------------------------
                                        Name:  John Sergey
                                        Title: Chairman, Jay 3 Corp.